EXHIBIT 10.3
USEC PROPRIETARY INFORMATION
CONTRACT NO. 727613
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS. THE CONFIDENTIAL REDACTED
PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
ASTERISKS DENOTE SUCH REDACTIONS.
USEC Inc.
Centrifuge Commercial Plant Casing Manufacturing

CONTRACT NUMBER:	727613

CONTRACTOR:	Major Tool and Machine, Inc

DATE:	August 30, 2007
Contract Purchase Agreement
IN WITNESS WHEREOF, the Parties have caused this Contract to be signed by their duly authorized representatives as of the Effective Date.

USEC Inc.	Major Tool and Machine, Inc.

By: /s/ Charles W. Kerner Name: Charles W. Kerner Title: Director, Contracts and Materials	By: /s/ J. Stephen Weyreter Name: J. Stephen Weyreter Title: President and CEO
USEC PROPRIETARY INFORMATION

USEC PROPRIETARY INFORMATION
CONTRACT NO. 727613
CONTRACT
BETWEEN
USEC Inc.
AND
Major Tool and Machine, Inc
In consideration of the mutual promises hereinafter set forth, USEC Inc., a Delaware Corporation, (“Corporation”), and Major Tool and Machine, Inc., an Indiana corporation (“Contractor”) (the Corporation and Contractor being referred to herein individually as a “Party” and together, as the “Parties”) hereby agree to the following contract (which, including the General Terms and Conditions attached hereto as Exhibit A (the “General Terms and Conditions”), and including the Attachments attached hereto, is hereinafter referred to as this “Contract”).
I.	Purpose and Scope
This is a contract for purchase of assemblies consisting of casings with internal Heat Shields as specified in Attachment I hereto (“Casings”) to be delivered to the Corporation’s American Centrifuge Plant in Piketon, Ohio (ACP). This contract is for delivery by Contractor and purchase by Corporation of 11,520 Casings to support start up of the 3.8 million SWU ACP. The Contractor will manufacture and deliver Casings in accordance with this Contract and shall perform the following for effective performance under this Contract:
a. Maintain a quality program consistent with and meeting applicable requirements of the Corporation’s Quality Assurance Program and NRC license to build and operate the Piketon, OH facility and comply with all regulatory requirements applicable to the performance of Contractor’s obligations under this Contract and be responsive to all regulatory questions and directions throughout the life of this Contract.
b. Ensure a safety culture is in place that assures safety takes priority over cost, schedule, manufacturing or any other considerations. The Contractor shall comply with all applicable state and federal requirements related to performance of Contractor’s obligations under this Contract.
c. Maintain an effective program that maintains compliance with all NRC and DOE requirements and regulations related to performance of Contractor’s obligations under this Contract, including, but not limited to all applicable export control regulations.

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CONTRACT NO. 727613
d. Coordinate with other contractors as necessary to assure centrifuge machines are assembled and delivered in accordance with the schedule contemplated by this Contract.
e. Establish or maintain a configuration control program for the design, specifications, manufacturing processes, quality requirements and all other attributes necessary to deliver Casings in accordance with the terms and conditions of this Contract.
f. Maintain a capability to process all reasonable proposed or directed changes of Corporation (at the expense of Corporation) with minimum impact on technical, schedule, and cost elements of this Contract.
g. Maintain an effective value engineering program directed at reducing costs through recommended design changes.
h. Develop a transportation plan using shipping trailers, with a design that is mutually agreed upon by Corporation and Contractor, for timely delivery of all Casings Piketon, OH; provided that if mutual agreement can not be achieved, Corporation’s design decision shall be final, subject to the other provisions of this Contract.
II.	Period of Performance; Quantity
This Contract shall be effective when fully executed by both parties and shall remain in effect through December 31, 2012. Effective upon full execution of this Contract, the Letter Contract awarded July 18, 2007, as extended, shall be terminated and superseded in all respects by this Contract. During the term of this Contract (prior to December 31, 2012), Corporation will purchase from Contractor (and pay for in accordance with the terms hereof) 11,520 Casings.
III.	Non-Recurring Costs
Corporation will provide the firm, non-refundable fixed amount of $***** for start-up of the Casings program contemplated hereby (the “Start-Up Fee”), in increments per the Non-Recurring Milestone Schedule, Attachment II, to Contractor over the next year to support Contractor’s outlays necessary to acquire equipment and other items and services to be used for manufacturing Casings under this Contract. As an inducement to Corporation to enter into this Contract and to secure performance of Contractor’s production obligations under this Contract, Contractor agrees that Corporation will have a lien on and security interest in the equipment described in Attachment II purchased by Contractor for the Casings production program out of the Start-Up Fee as set forth in that certain Security Agreement to be mutually agreed upon by the Parties and executed and delivered by the Parties within ten (10) days of the date hereof.

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CONTRACT NO. 727613
Contractor shall remain responsible for the payment of all other costs associated with the manufacture and delivery of the Casings under this Contract except as explicitly stated elsewhere in this Contract.
IV.	Pricing
A. Initial Price
The initial unit price for Casings delivered prior to the date on which Contractor’s new automated facility is fully operational or prior to *****, whichever is earlier, shall be $***** plus material and fuel escalation, to the extent applicable from time to time.
B. Price
The unit price for Casings delivered after the date on which Contractor’s new automated facility is fully operational or after ***** (which ever occurs first), shall be the Base Price for the applicable year in which the delivery is completed, as specified in clause (C) below, plus material and fuel escalation, to the extent applicable from time to time.
C. Base Price
The Base Price of Casings through ***** shall be $*****.
Casings delivered after the following dates (and prior to the next following date, if any) will have the following Base Price:
          *****
D. Material Escalation
The total cost in the proposal submitted by Contractor for metal is $***** per Casing. This amount will be escalated/deescalated based on American Metals Market (amm.com) index for steel base pricing, specifically listed under Steel Base Prices, Plate-Carbon Grade Plate, National Mills, cut to length, using the average of the past three months for the next three months usage. The Base Index shall be $*****. On the first working day of each quarter, Contractor will calculate the cost of metal for the next three months deliveries the price of which will be adjusted accordingly. *****.
V.	Incentive for Early Casing Facility Completion
In the event Contractor completes its new Casing production facility (demonstrated by the manufacture of at least one acceptable Casing per the requirements in the Specifications) prior to *****, Contractor shall be paid an incentive fee of $*****.
VI.	Fuel Escalation
There will be a fuel price adjustment billed/credited each quarter as a separate line item for Casings shipped during the quarter. The price adjustment will be based on the average price of diesel fuel during the last quarter. The upward or downward unit price adjustment will be based on *****. This index is updated on a weekly basis. The calculation and pricing is in U.S. gallons and will be:

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*****. A negative number implies a credit and a positive number implies an additional charge.
VII.	Buffer Quantity
Contractor shall begin providing Casings for buffer storage beginning on, or shortly after, the date the new automated manufacturing facility becomes fully operational. Contractor shall manufacture, while maintaining the required delivery schedule per Attachment III (the “Schedule”), twenty (20) additional Casings per month until the Corporation has 200 Casings for a buffer in storage at its plant in Piketon, Ohio. Such buffer Casings shall be packaged to meet all requirements of Specification ECS-1150-0002, Rev.1; Section 4.9 and shall be purchased and paid for by Corporation in accordance with the terms and conditions of this Contract.
VIII.	Delivery Penalty
Contractor understands that time is of the essence and delivery of Casings in accordance with the Schedule is of critical importance to the ACP. If at any time after the buffer storage of 200 Casings is established by Contractor in accordance with the terms of this Contract, Contractor fails to deliver or delivers non-conforming Casings (in any such case other than due to actions or inactions of Corporation or due to a Force Majeure), and at such time the entire number of available buffer Casings have been used by Corporation as a substitute for such failed or non-conforming deliveries, then the unit price for each Casing delivered thereafter will be reduced by $***** until Contractor has replenished Corporation’s buffer storage of 200 Casings with timely delivery of Casings in accordance with the Schedule for daily deliveries.
In the event Contractor fails to deliver or delivers non-conforming Casings (in any such case other than due to actions or inactions of Corporation or due to a Force Majeure) that results in the Corporation using Casings stored in the long term storage buffer, Contractor shall ship Casings to replenish the quantity of long term storage units used. The buffer storage shall be fully replenished as soon as is reasonably practicable. The replenishment quantities are over and above the regularly scheduled quantities. These Casings shall be packaged to meet all requirements of Specification ECS-1150-0002 Rev.1; Section 4.9 and shall be purchased and paid for by Corporation in accordance with the terms and conditions of this Contract.
Nothing in this section limits Corporation’s rights of termination under Paragraph 21 titled Termination and Suspension of the General Terms and Conditions if otherwise applicable in accordance with their terms.
IX.	Nuclear Regulatory Commission (NRC) U.S. Department of Energy (DOE) and other Regulatory Support
Contractor shall provide support for any NRC, DOE or other regulatory authority inspections, audits, request for information or other regulatory requirements related to Work performed under this Contract. Contractor shall provide up to 20 hours of non-production support labor per month for inspections or audits that are performed at Contractor’s facility at no additional cost to the Corporation. If requested by

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Corporation, Contractor will supply additional non-production support and Corporation will reimburse Contractor for the additional non-production support labor that is requested beyond 20 hours per month at the rate of $***** payable in accordance with the terms and conditions of this Contract.
X.	Delivery
Contractor will perform all transportation related to the Casing manufacturing. Contractor will deliver finished casings on a daily basis per the Schedule. Trucks shall be scheduled for departure/arrival throughout the day as mutually agreed by the Parties. Empty trailers will be returned to Contractor to be re-loaded for the next day’s shipments. All transportation costs are included in the Casing unit price, subject to the fuel escalation provided for herein; provided that Corporation shall be fully responsible for the direct payment of or reimbursement of Contractor Ohio sales and use taxes arising out of the sale of the Casings to Corporation. Portable casing trolleys will be returned to Contractor from Piketon on a periodic basis on a returning truck.
Delivery shall be FOB Destination, Freight included in the agreed price.
XI.	Commencement of Work and Task Orders/Purchase Orders
Contractor shall commence activities necessary to enable it to deliver Casings in accordance with the Schedule including acquiring equipment to be used for manufacturing Casings under this Contract and other activities described in Article III Non-Recurring Costs. Prior to commencing manufacturing the Casings, Contractor shall complete the activities and provide the documentation required in all mutually agreed upon Task Orders/Purchase Orders. Contractor shall provide access to facilities and records to demonstrate that it is on schedule to complete its facility and install equipment such that it can begin automated production no later than *****. Contractor will perform other Work only as authorized in a mutually agreed upon Task Order or Purchase Order signed by the Buyer. Each Task Order/Purchase Order shall specify the work to be performed, the ceiling price for such work and any special terms that may apply as mutually agreed upon by the Parties. The Corporation shall in no event be liable to pay any amount above the ceiling price established by the applicable Task Order/ Purchase Order.
XII.	Trailers and Trailer Maintenance
The Corporation will provide to Contractor a design for trailers to transport Casings to the ACP. The Contractor will review the design and provide comments to the Corporation within thirty (30) days of its receipt of the design. Contractor shall purchase the trailers after it receives a Task Order authorizing the purchase. Corporation will promptly reimburse Contractor for the cost incurred by Contractor for the trailers with a reasonable markup mutually agreed upon by the Parties to reflect the time spent by Contractor in assisting in design and coordinating purchase of the trailers. Routine maintenance of non-special design aspects of these trailers (e.g. tires, brakes, required inspections, etc.) shall be the responsibility of Contractor but Corporation shall reimburse

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Contractor for its costs with a reasonable mark-up on such costs. Maintenance of special design features of these trailers (e.g. hydraulic lifts) shall be the responsibility of Contractor with reimbursement by Corporation of costs, with a reasonable mark-up on such costs. Should such maintenance of special design features be necessary, Contractor shall inform Corporation and shall perform such maintenance upon receipt of a Task Order authorizing it. The Parties shall in good faith consider and negotiate alternative provisions with respect to the trailers that contemplate that Contractor will be fully responsible for the trailers in exchange for appropriate compensation paid by Corporation to Contractor; provided that (a) the foregoing provisions shall control unless and until any such provisions are mutually agreed upon by the Parties by way of an amendment to this Contract and (b) until otherwise mutually agreed upon by the Parties by way of an amendment to this Contract, the trailers will be owned by Corporation and Corporation shall be responsible for all taxes assessed with respect to the trailers and for all fees, license plates, licenses, approvals and authorizations necessary to use the trailers as contemplated by this Contract.
XIII.	Corporation Furnished Equipment
Corporation shall furnish the following equipment to the Contractor (and Corporation shall retain full ownership of, shall insure, and shall pay all property taxes assessed on such equipment):
     *****. One machine is to be used as a primary production machine with the remaining unit to be held in reserve as a back-up in case of failure of the primary machine. Contractor shall be responsible for routine maintenance on both units prior to, during and post operation. As authorized by a Task Order signed by the Buyer, Contractor shall perform any non-routine repairs, software programming or upgrades, and the Corporation shall reimburse Contractor for its costs with a reasonable mark-up on such costs. All maintenance or repair and any software programming shall be done by a qualified, trained technician.
XIV.	Warranty
The warranties in Paragraph 9 of the General Terms and Conditions are hereby amended and shall be for a period of the lesser of
(a) ***** from the time of shipment to Corporation or
(b) ***** of service life
XV.	Value Engineering
A design change or modification initiated by Corporation resulting in a reduction in the cost of manufacturing of Casings shall be applied ***** toward reducing the cost of any Casing actually produced with such change or modification. A design change or modification initiated by Contractor and accepted by Corporation (which acceptance shall not be unreasonably withheld or delayed) resulting in a reduction in the cost of manufacturing of Casings or assembly activities of Corporation shall be *****. In the case of such a change on modification initiated by Contractor *****.

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XVI.	Post-Production Manufacturing Capability
Contractor will maintain the Casing manufacturing facility and equipment in a stand by condition at no cost to Corporation, able to resume manufacturing within a reasonable period of time, for a period of six months after shipment of the last Casing under this Contract; provided, however, this obligation shall not exist after any termination of this Contract due to a breach by Corporation or a termination or suspension under Paragraph 21 (a)(i) of the General Terms and Conditions.
XVII.	Option for Additional Casings
Contractor grants Corporation an option exercisable after December 31, 2009 and prior to September 30, 2011 to extend this Contract for the purchase of additional Casings past the scheduled delivery of the 11,520th unit for the first 3.8 Million SWU plant.  The Parties agree that the “Base Price” for such Casings shall be mutually agreed upon by the Parties in December of 2009 based upon all relevant facts, extensive experience and a completed learning curve, including a fair profit for Contractor. If the Parties are unable to mutually agree upon a “Base Price” in December of 2009, then the option hereunder shall expire on December 31, 2009 and shall be of no further force and effect. If the option is exercised, the Parties will enter into good faith negotiations within a month to determine appropriate labor escalation to be applied to the base price and the schedule for delivery. The material escalation method in Article IV D and the Fuel Escalation in Article VI hereof shall remain in effect for additional Casings purchased over and above the 11,520 to be manufactured and sold under this Contract as of the effective date of this Contract.
XVIII.	Purchase of Manufacturing Equipment
In the event Corporation chooses to not order more Casings after the purchase by Corporation of 11,520 Casings hereunder prior to December 31, 2012, then for a period of six months after the expiration of this Contract on December 31, 2012, Corporation shall have the option to purchase any or all of the manufacturing equipment and tooling dedicated to manufacture of the Casings. The price for such equipment and tooling shall be ***** of the original purchase price for the equipment or tooling to be purchased, plus the actual costs to remove (and repair damage caused by said removal) and transport the equipment without markup or fee. This purchase option shall automatically expire if (a) the Corporation shall exercise its extension option under Article XVII, (b) this Contract shall terminate due to a default by Corporation or (c) a termination or suspension is invoked under Paragraph 21 (a)(i) of the General Terms and Conditions.
XIX.	Support for Continued Casing Production
In the event Contractor ceases production of Casings for more than thirty (30) days before delivery of all contracted quantities, other than as a result of a default by Corporation (or other action or inaction of Corporation), a termination or suspension under Paragraph 21(a)(i) of the General Terms and Conditions or due to a Force Majeure, Contractor will provide any reasonable support requested by Corporation to permit continued production and to mitigate any damages to the Corporation. These efforts may include, but are not limited to:
•	Assigning any contracts to other suppliers.

USES PROPRIETARY INFORMATION
CONTRACT NO. 727613
• Transferring title to and shipping production equipment dedicated to providing Casings (and in which Corporation has a security interest under the Security Agreement) to another supplier.
• Allowing Corporation or its replacement contractor to operate the Casing production facility with necessary services provided on an actual cost reimbursement basis without markup or fee.
XX.	Invoicing
Invoices are to be submitted weekly by facsimile or other agreed electronic transmission media to:
USEC Inc.
3930 U.S. Route 23
Piketon, OH 45661
Attn: Accounts Payable
*****
Payment shall be due ***** days after receipt of invoice and shall be made by USEC weekly by transfer of electronic funds to Contractor to an account designated by Contractor or in the absence of such designation by check to:
Major Tool and Machine, Inc.
PO Box 66145
Indianapolis, IN 46266
Attn: Chief Financial Officer
XXI Contract Terms
This Contract constitutes the entire agreement between the Contractor and the Corporation, subject to and including the Attachments referenced herein and the General Terms and Conditions.
XXII.	Employee Protection
a. Section 211 of the Energy Reorganization Act of 1974, as amended (the “ERA”), or 10 CFR Section 70.7 of the NRC regulations (applicable to item/services provided in support Corporation Inc’s centrifuge lead cascade or production facility) or 10 CFR Part 708 of the DOE regulations (applicable to item/services provided in support of Corporation’s centrifuge demonstration project), implementing Section 211, as applicable applies to the performance of Work under this Contract. Contractor acknowledges its obligation to comply with the requirements of Section 211 of the Energy Reorganization Act of 1974, as amended (the “ERA”), 10 CFR Section 70.7 of the NRC regulations or 10 CFR Part 708 of the DOE regulations implementing Section 211.
b. In the event that an employee of Contractor, or an employee of any subcontractor, files a complaint with the United States Department of Labor (the “DOL”) alleging that Contractor, or any of its subcontractors, violated the requirements of Section 211 with

     USEC PROPRIETARY INFORMATION
CONTRACT NO. 727613
respect to such employee while he or she was performing Services in connection with this Contract, Contractor shall promptly notify the Buyer of the filing of such complaint, and shall keep the Buyer apprised of the status of the complaint itself and all material developments in any DOL or judicial proceedings related to the complaint.
c. In the event that Contractor becomes aware of an allegation of retaliation or safety raised to the NRC or DOE, Contractor shall promptly notify the Buyer of the filing of such allegation, and shall keep the Buyer apprised of the status of the allegation itself and all material developments in any NRC, DOE or judicial proceedings related to the allegation.
d. Contractor further agrees to indemnify and hold the Corporation harmless against any and all costs, losses, claims, damages, liabilities, civil penalties and expenses, including reasonable attorneys’ fees, imposed upon or incurred by the Corporation in connection with (A) any DOL proceeding brought against the Corporation by an employee or former employee of Contractor, or any subcontractor of Contractor, based upon Contractor’s or its subcontractor’s actual or alleged violation of Section 211 with respect to such employee or former employee, (B) any investigation or enforcement action by the NRC based upon such an actual or alleged violation of Section 211, 10 CFR Section 70.7 or 10 CFR Part 708; and (C) any civil action brought against the Corporation based upon Contractor’s, or its Subcontractor’s, actual or alleged violation of Section 211. Such costs, losses, claims, damages, liabilities, civil penalties and expenses, including reasonable attorney’s fees, shall not be recoverable from the Corporation under any other provisions of this Contract.
e. Contractor shall notify the Buyer if any Contractor employee is subject to an NRC or DOE Order or enforcement action. The Corporation reserves the right to determine that the employee may not be used in the performance of this Contract.
XXIII.	Subcontract and Consultants
a. Contractor shall ensure that all subcontracts placed under the Contract (and all lower-tier subcontracts) include (i) any requirements applicable to the subcontracted work as to quality and performance which are at least as stringent as are imposed on Contractor by this Contract; (ii) any requirements imposed by applicable law and regulation; (iii) the same requirements to maintain the confidentiality of Corporation Proprietary Information, and provide and protect the intellectual property rights of the Corporation as are imposed on Contractor by the Contract; and (iii) any other provisions in this Contract required to be included in such subcontracts including, but not limited to, the following articles of the General Terms and Conditions if applicable: Article 5 (Standard of Performance), Article 32 (Confidentiality), Article 33, (Intellectual Property), Article 34 (Security of Classified Information and Controlled Areas), Article 35 (Waiver for Claims Due to Nuclear Incidents, Article 36 (Representation Concerning Nuclear Hazards).
b. The Contractor further agrees to pass the requirements imposed by this Section to its subcontractors by including a provision similar to this section in all Subcontracts for the performance of Services in connection with the Task Orders.

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c. Subcontractor Conflicts of Interest. Contractor shall ensure that subcontracts include protection against Conflicts of Interest acceptable to the Corporation. If required by the Corporation, Contractor shall cause subcontractors to execute agreements with the Corporation for the protection of Contractor Proprietary Information, prior to engaging subcontractors in work.
XXIV.	Notices
Any notice, request, demand, claim or other communication related to this Contract shall be in writing and delivered by hand or transmitted by telecopier, registered mail (postage prepaid), email or overnight courier to the other Party at the following numbers and addresses:
     Contractor: *****
     Corporation: *****
XXV.	Technical Representative
The Corporation’s Technical Representative, with overall responsibility for coordinating work under this Contract is *****. In addition, the Corporation may designate a specific Technical Representative for individual technical areas.
XXVI.	Code of Conduct
(a) The Contractor agrees that its employees performing services under this Contract who represent the Corporation, or may be viewed as representing the Corporation, shall abide by the Corporation’s Code of Conduct (the “Code”). The Code can be accessed at: www.USEC.com/v2001_02/Content/AboutUSEC/USECCodeofBusinessConduct.pdf.
(b) The Contractor further agrees that it will use its reasonable best efforts to ensure that its employees covered by this Paragraph are provided access to the Code and that they have read and understand its requirements and prohibitions.
XXVII.	Export Controlled Information
(i) Definition. “Export Controlled Information” or “ECI” means all information and contract documents (purchase orders, drawings, specifications, etc.) furnished by Corporation to be used in connection with proposal/offer preparation or performance under a contract, which are identified as ECI. The ECI identification will be determined by an appropriate ECI review authority as specified by the DOE Office Export Control Policy and Corporation (NA-242).
(ii) Oral or Visual Disclosure. A Party that discloses Export Controlled Information orally or visually shall identify it as Export Controlled Information at the time of disclosure.
(iii) Marking. All tangible objects, such as drawings, reports, programs or documents, which constitute and/or contains or may contain Export Controlled Information shall be Marked “Export Controlled information” or “Information Contained Within May Contain

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Export Controlled Information” or such other markings as required or permitted by DOE guidance. Markings inadvertently omitted from Export Controlled Information when disclosed to a recipient shall be applied by such recipient promptly when requested by the disclosing Party, and such Export Controlled Information shall thereafter continue to be treated as provided by this Agreement.
(iv) Export Controlled Information shall be protected in accordance with the DOE guidelines on Export Control and Nonproliferation and with U.S. Government export control laws and regulations. Each recipient shall not disclose the information to suppliers or contractors who are not U.S. owned and managed or to employees who are not U.S. Citizens, except in accordance with the DOE Guidelines on Export Control and Nonproliferation, and with U.S. Government export control laws and regulations. This restriction applies to written and oral guidance concerning performance, which may be provided by Corporation technical representatives.
(v) Unless specifically and expressly approved in writing by Corporation, Contractor shall not disclose any ECI or information that may contain ECI provided or furnished by Corporation for any purpose to any individual who is not a U.S. citizen or to any non-U.S. person or entity (including any non-U.S. employee, supplier or contractor). For purposes of this Section, a person or entity is considered to be non-U.S. if it is incorporated, organized or created under the laws of a foreign country, or is foreign owned, controlled or influenced as defined in applicable regulations and guidelines. This restriction applies to written and oral information and guidance which may be provided by Corporation and applies to any information provided by any contractor, or subcontractor to the Corporation or any other person acting on behalf of Corporation. Prior to disclosing any ECI to any person, Contractor shall include this Section in a contract or agreement with the recipient.
XXVIII.	Termination by Contractor
In the event that Corporation shall default in the performance of its obligations under this Contract and it shall fail to cure such default within ***** days after Contractor shall notify Corporation in writing of such default, then, in addition to all other rights and remedies available to Contractor at law or in equity, (a) Contractor may terminate this Contract and in such event such termination shall be treated as a termination or suspension of this Contract by Corporation under Paragraph 21(a)(i) of the General Terms and Conditions and (b) the security interest granted to Corporation under the Security Agreement shall automatically expire (and Corporation shall be obligated to promptly terminate all public record filings with respect to such security interest).

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TABLE OF CONTENTS

Heading	Paragraph
Applicable Law	22.
Assignment	3.
Compliance with Laws	23.
Confidentiality	32.
Conflict of Interest	7.
Contract Management	18.
Contract Modifications	19.
Contractor Representations	4.
Contractor Status	28.
Definitions	1.
Delivery	6.
Dispute Resolution	20.
Entire Agreement	2.
Furnished Property	24.
Hazardous Material and Asbestos	12.
Headings	27.
Indemnification	14.
Inspection and Rejection	8.
Intellectual Property	33.
Invoices	16.
Materials and Heat Treatment	13.
Non Waiver or Default	25.
Payment	15.
Precedence	31.
Remedies for Breach of Warranty	10.
Representation Concerning Nuclear Hazards	36.
Indemnification Agreement
Security of Classified Information and Controlled Areas	34.
Severability	30.
Standards of Performance	5.
Survival	26.
Taxes	17.
Termination and Suspension of This Contract	21.
Third Party Beneficiaries	29.
Title and Risk of Loss	11.
Waiver for Claims Due to Nuclear Incidents	35.
Warranties	9.

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1. DEFINITIONS.
As used throughout this Contract, the following terms, whether in the singular or plural, when used with initial capitalization, shall have the meanings set forth below:
     (a) The term “Buyer” means the Corporation’s Procurement Director or his/her designated Procurement representative.
     (b) The term “Conflict Of Interest” means that, because of other activities or relationships with other persons (including, without limitation, competitors of the Corporation) Contractor is unable or potentially unable to render impartial assistance or advice to the Corporation, or Contractor’s objectivity in performing under this Contract is or might be otherwise impaired.
     (c) The term “Contract” means the contractual agreement between the Corporation and Contractor which includes (i) the terms and conditions herein, (ii) any supplements to the terms and conditions herein agreed by the Parties, (iii) any item descriptions, Specifications or Drawings incorporated herein or attached hereto, and (iv) any instructions submitted to Contractor by Buyer in connection with this Contract, provided that in the case of clause (iv) any instructions that change the terms and conditions of this Contract in any material respect shall be subject to and treated as a Contract modification under Paragraph 19 for which an equitable adjustment shall be made as provided in Paragraph 19.
     (d) The term “Contract Price” means the price for the Supplies specified in the Contract and includes all applicable Federal, State and local taxes and duties except for those set forth in Paragraph 17(a).
     (e) The term “Contractor” means the individual or business entity that has entered into this Contract with the Corporation.
     (f) The term “Corporation” means United States Enrichment Corporation when the “Bill to” address is “United States Enrichment Corporation”. The term means USEC Inc when the “Bill to” address is “USEC Inc”.
     (g) The term “Corporation Facility” means any property or facility owned or leased by the Corporation.
     (h) The term “Default” shall have the meaning ascribed to it in the Paragraph entitled “Termination and Suspension of this Contract.”
     (i) The term “Drawings” means all the drawings, sketches, or maps referenced in this Contract and also such supplementary drawings, sketches or maps as the Buyer may issue from time to time.
     (j) The term “Force Majeure” shall have the meaning ascribed to it in the Paragraph entitled “Termination and Suspension of This Contract.”
     (k) The term “Furnished Property” shall have the meaning ascribed to it in the Paragraph entitled “Furnished Property”.
     (l) The term “Party” refers to the Corporation or the Contractor individually and the term “Parties” refers to both the Corporation and the Contractor collectively.
     (m) The term “Specifications” means all the terms and stipulations contained in the document entitled “Casing Specification” Doc. No. ECS-1150-002 Rev. 1 (March 27, 2007) (including, as of March 27, 2007, all codes, standards, documents, drawings and other materials referenced therein) and includes those portions known as “specific contract requirements” and such amendments, revisions, deductions or additions as may be issued in writing, from time to time, by the Buyer and agreed to in writing by Contractor, pertaining to the quantities and qualities of the Supplies to be furnished under this Contract.

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     (n) The term “Supplies” means any materials, components or goods required to be furnished by the Contractor under this Contract.
     (o) The term “Work” means the Supplies.
2. ENTIRE AGREEMENT.
The whole and entire agreement of the Parties with respect to the subject matter hereto, is set forth in this Contract; and the Parties are not bound by any prior agreements, understandings or conditions other than as expressly set forth herein.
3. ASSIGNMENT.
Contractor may not assign this Contract. The rights and obligations of Contractor under this Contract are personal to Contractor and may not be delegated or subcontracted to any other entity, in whole or in part, without the prior written consent of the Corporation. The Corporation shall have the right to assign this Contract including all rights, benefits and obligations hereunder to any affiliate of the Corporation without Contractor’s consent, provided that no such assignment shall be deemed to be a novation (and Corporation shall remain jointly and severally liable for performance of all obligations of Corporation under this Contract without regard to such assignment).
4. CONTRACTOR’S REPRESENTATIONS.
     (a) Contractor’s Representations. The Contractor hereby makes the following representations to the Corporation:
          (i) The Contractor is a merchant in the business of providing the Supplies called by this Contract and is not acting as an agent for any other person or entity in providing such Supplies;
          (ii) The Contractor has all power and authority required to execute, deliver and perform this Contract, and the Contractor has sufficient staff and other resources to carry out its duties hereunder in a prompt, efficient and diligent manner;
          (iii) The execution, delivery and performance of this Contract by the Contractor and by the person signing this Contract on behalf of the Contractor have been duly authorized by all necessary corporate or partnership action;
          (iv) This Contract constitutes a legal, valid and binding agreement of the Contractor, enforceable against the Contractor in accordance with its terms, except as limited by bankruptcy, insolvency, receivership or other similar laws affecting or relating to the rights of creditors generally;
          (v) The Contractor has or will obtain, maintain and comply with all licenses and permits necessary to legally and validly execute, deliver and perform this Contract;
          (vi) The representations and certificates made in, or submitted with, the Contractor’s proposal, have been duly authorized, made and executed and are true and correct as if made herein and as of the date hereof; and
          (vii) The Contractor has the right to make all disclosures to, and assignments of intellectual property rights to, the Corporation as required under this Contract.
          (viii) Except as disclosed in an attached schedule, Contractor has no Conflict of Interest in performing this Contract.
     (b) Condition. The Contractor acknowledges that the Corporation has relied on the truth, accuracy and completeness of the foregoing representations in entering into this Contract.

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5. STANDARDS OF PERFORMANCE.
The Contractor shall be responsible for the professional quality, technical accuracy and the coordination of all Supplies furnished by the Contractor under this Contract. In connection with the foregoing, the Contractor shall expend its best professional efforts to perform this Contract with all due diligence, economy and efficiency, generally accepted techniques and practices in the Contractor’s industry, sound management and technical practices, and applicable law and regulations.
6. DELIVERY.
     (a) The Contractor shall deliver the Supplies in accordance with the delivery terms specified elsewhere in this Contract.
     (b) UNLESS OTHERWISE STATED IN THIS CONTRACT, TIME SHALL BE DEEMED OF THE ESSENCE FOR DELIVERY OF SUPPLIES. If the Contractor becomes aware of difficulty in providing the Supplies, the Contractor shall timely notify the Buyer, in writing, giving pertinent details of the difficulty. This notification shall not change any delivery schedule.
7. CONFLICT OF INTEREST
     (a) Prohibited Activities. Without the Corporation’s prior written consent, during performance of this contract (and if this Contract is terminated by Corporation due to an uncured Default of Contractor, or expires by its terms on or after December 31, 2012, for a period of two (2) years after such termination or expiration hereof), Contractor shall not (i) represent or otherwise perform work that is the same or substantially related to the Work for a competitor of the Corporation; or (ii) represent any other party, or otherwise perform work for a party that is the same or substantially related to the Work, where such representation or work would, in the Corporation’s judgment, be materially adverse to the interests of the Corporation.
     (b) Disclosure of Conflicts of Interest. In the event that Contractor discovers either a Conflict of Interest during the contract term or a material change in a Conflict of Interest that existed as of the date this Contract was awarded but that was waived by the Corporation, Contractor shall make an immediate end full disclosure thereof in writing to the Corporation including a description of the action that Contractor has taken or proposes to take to avoid or mitigate such new conflict or material change in a pre-existing conflict. Without limiting any other rights it may have under law or equity, the Corporation reserves the right to terminate this contract for default if it determines that the Contractor was aware of a Conflict of Interest prior to the award of this Contract and did not disclose the conflict in the Corporation prior to its award, or if the Contractor becomes aware of the Conflict of Interest after the award of this Contract and failed to promptly disclose such conflict to the Corporation.
     (c) Subcontracts. The Contractor shall ensure that all subcontracts include protection against Conflicts of Interest acceptable to the Buyer.
8. INSPECTION AND REJECTION.
     (a) Inspection by the Corporation. The Corporation shall have the right to inspect and test the Supplies, to the extent practical, at all times and places, including during manufacturing, to determine whether the Supplies meet all applicable Contract requirements. Inspection may occur before or after delivery or both. The Contractor shall give the Corporation reasonable access to the Contractor’s facilities to permit such inspection. However, the Corporation’s inspection or

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failure to inspect shall not limit the Corporation’s rights under any provision of this Contract or applicable law. If any inspection or test is made by the Corporation on the premises of the Contractor or a subcontractor, the Contractor, without additional charge shall provide all reasonable facilities and assistance for the safety and convenience of the inspectors in the performance of their duties. If the Corporation’s inspection or testing of the Supplies is made at a point other than the premises of the Contractor or a subcontractor, it shall be at the expense of the Corporation except as otherwise provided in this Contract; provided, that in case of rejection the Corporation shall not be liable for any reduction in value of samples used in connection with such inspection or test. All inspections and tests by the Corporation shall be performed in such a manner as not to unduly delay the work. The Corporation reserves the right to charge to the Contractor any additional cost to the Corporation of inspection and testing when Supplies are not ready at the time inspection and testing is requested by the Corporation or when reinspection or retesting is necessitated by prior rejection. Acceptance or rejection of the Supplies shall be made as promptly as practicable after delivery, except as otherwise provided in this Contract; but failure to inspect and accept or reject Supplies shall neither relieve the Contractor from responsibility for Supplies that do not conform to Contract requirements nor impose liability on the Corporation. The inspection and testing by the Corporation of any Supplies or lots thereof does not relieve the Contractor from any responsibility regarding defects or other failures to meet the Contract requirements which may be discovered prior to acceptance. Except as otherwise provided in this Contract, acceptance shall be conclusive except for latent defects, fraud, or such gross mistakes as amount to fraud, and shall not relieve the Contractor of its responsibility under the paragraph entitled “Warranties.”
     (b) Rejection by the Corporation. The Corporation may, at any time up to thirty (30) days after delivery, reject any defective (i.e., non-conforming) Supplies tendered by the Contractor under this Contract. The Corporation shall not be obligated to accept or pay for any defective Supplies, but may elect to accept such defective Supplies and either (a) equitably reduce the price therefor or (b) exercise its warranty rights with respect to the defective Supplies (see the Paragraph entitled “Warranties”). The Corporation shall be deemed to have accepted the Supplies if it fails to notify the Contractor of a defect within the applicable thirty (30) day period, or if a substantial change occurs in the condition of the Supplies that is not due to the defect or inspection or testing by the Corporation. The provisions of Subparagraph (d) of the Paragraph entitled “Warranties” shall apply to any rejected Supplies that the Corporation elects to return to the Contractor. The Corporation’s payment for Supplies shall not constitute acceptance thereof; and such payment shall (i) be refunded in full if the Corporation does not elect to accept such defective Supplies, or (ii) refunded in part if the Corporation elects an equitable reduction in price. The rights and remedies of the Corporation provided in this Paragraph are in addition to and do not limit any rights afforded to the Corporation by applicable law or any other term of this Contract.
9. WARRANTIES.
     (a) The Contractor warrants that the Supplies provided to the Corporation under this Contract shall:
(i) conform to all item descriptions contained in the Specifications; and
(ii) conform to all standards or requirements expressly applicable thereto under the terms of this Contract.
     (b) The Contractor warrants that the Supplies shall be new, not refurbished or reconditioned, preserved, packaged, marked and prepared for shipment in a manner conforming to the

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requirements of applicable law and regulation and this Contract, and of an even kind, quality and quantity within each unit and among all units.
     (c) The Contractor warrants that the Supplies shall be free and clear of any liens, encumbrances, security interests or other claims (collectively, “Liens”), other than those created by the Corporation, and, to the extent permitted by law and without regard to the degree of fault or negligence of either Party, the Contractor shall indemnify, hold harmless and (if requested by the Corporation) defend the Corporation against any such Liens of Contractor and any cost or expenses incurred by the Corporation (including reasonable attorney’s fees) as result of such Liens or any claim thereto.
     (d) The Contractor shall bear all costs and risk for correction or replacement of defective Supplies and for the cost of returning the defective Supplies to the Contractor and their return to the Corporation. Corrected or replacement Supplies shall also be subject to the terms of this paragraph to the same extent as the Supplies initially delivered.
     (e) At the Corporation’s option, the Contractor shall perform corrective work at the site where the Supplies were installed pursuant to this Contract and the Contractor shall be liable for all costs occasioned in the performance of such corrective work.
     (f) The rights and remedies of the Corporation provided in this Paragraph are in addition to and do not limit any rights afforded to the Corporation by applicable law or any other term of this Contract.
     (g) Without limiting the Contractor’s liability under the warranties set out above, the Contractor shall assign to the Corporation all manufacturer’s warranties for Supplies provided to the Corporation or other property acquired by the Contractor at the Corporation’s expense to which the Corporation takes title under the Paragraph entitled “Title and Risk of Loss.”
     (h) Except as specifically set forth above, the Contractor hereby disclaims any and all express or implied warranties, including but not limited to, the warranties of merchantability and fitness for a particular purpose imposed by law or which could otherwise arise in connection with the Contractor’s performance hereunder.
10. REMEDIES FOR BREACH OF WARRANTY.
     (a) The Corporation shall give written notice to the Contractor of any breach of warranties within sixty (60) days after discovery of a defect.
     (b) The Contractor shall have fifteen (15) days after receiving such written notice to provide to the Corporation a cure schedule and, unless otherwise agreed, such cure shall be completed within (30) days after the Contractor’s receipt of such notice.
     (c) If the Contractor fails to cure within the time established in this Paragraph, the Corporation may, by Contract or otherwise, correct or replace the nonconforming Supplies with similar Supplies from another source. The Contractor shall promptly reimburse the Corporation for any costs incurred by the Corporation in correcting or replacing the nonconforming Supplies (or if the Corporation has not yet fully paid for such Supplies, the amount by with such costs exceed the price that the Corporation has not previously paid).
     (d) If the Contractor fails to cure or the Corporation determines that a cure is not feasible, the Corporation may obtain replacement Supplies from another source or waive the cure and accept the Supplies subject to an equitable reduction in the price for the nonconforming Supplies. If the Corporation has already paid for such Supplies, the Contractor shall promptly refund to the Corporation the price paid for the replaced Supplies or, in the case of an equitable reduction in price, the amount of the reduction.

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     (e) If the Contractor disputes the Corporation’s warranty claim, the Contractor shall nevertheless proceed with any written request issued by the Buyer under this Paragraph to correct or replace the nonconforming Supplies. In the event it is later determined that the Supplies did, in fact, conform to the requirements of the Contract, the Corporation shall equitably adjust the Contract Price to account for any additional Supplies provided by the Contractor subject to offset for any conforming Supplies returned by the Corporation.
     (f) The Contractor shall provide instructions for pick up or disposal of nonconforming Supplies. If the Contractor fails to furnish timely disposition instructions, the Corporation may dispose of the nonconforming Supplies in a reasonable manner. The Corporation is entitled to reimbursement from the Contractor, or from the proceeds of such disposal, for the reasonable expenses of the care and disposition of the nonconforming Supplies, as well as for excess costs incurred or to be incurred.
     (g) The rights and remedies of the Corporation in this Paragraph are in addition to, and do not limit, any rights afforded to the Corporation by applicable law or any other term of this Contract.
     (h) Any Supplies corrected or furnished in replacement under this Paragraph shall also be subject to the applicable warranty in the Paragraph entitled “Warranties.”
11. TITLE AND RISK OF LOSS.
     (a) Unless this Contract specifically provides otherwise, title to, and risk of loss of, Supplies shall remain with the Contractor until, and shall pass to the Corporation upon, delivery of the Supplies (i) to the carrier, if transportation is other than F.O.B. Destination; or (ii) the designated destination, if delivery is F.O.B. Destination. In the event that delivery is other than F.O.B. Destination, the Contractor shall, upon the Buyer’s request, arrange for delivery of the Supplies to the destination requested by the Corporation at the Corporation’s cost. If the Supplies are subsequently rejected by the Corporation, title to, and risk of loss of (other than any loss due to the gross negligence of the Corporation), the Supplies shall revert to the Contractor on the date of such rejection. Rejected Supplies shall be disposed of in accordance with Subparagraph (f) of the Paragraph entitled “Remedies for Breach of Warranty.”
     (b) Unless otherwise provided explicitly in this Contract, the Corporation shall be deemed to acquire title to all equipment, supplies and materials (collectively, “Property”) acquired by the Contractor hereunder at the Corporation’s expense, upon the Corporation’s payment therefor.
     (c) Notwithstanding this Paragraph, title to and risk of loss of defective Supplies that are returned for replacement or refund shall revert to the Contractor upon notice of the defect. If the Contractor fails to furnish timely disposition instructions, the Corporation may dispose of the defective Supplies for the Contractor’s account in a reasonable manner.
12. HAZARDOUS MATERIAL AND ASBESTOS.
Unless otherwise authorized elsewhere in this Contract, all Supplies furnished hereunder shall not contain asbestos or any other hazardous material.
13. MATERIALS AND HEAT TREATMENT.
In the event that the Contract includes material and heat treatment requirements, the Contractor shall furnish a statement signed by an authorized person within its quality organization stating that such requirements have been met. When a choice of materials is authorized, the statement shall indicate which materials were used in performance of this Contract.

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14. INDEMNIFICATION.
To the maximum extent permitted by law and without regard to the fault or negligence of either Contractor or the Corporation (except as specifically provided in this Paragraph entitled “Indemnification”), Contractor shall indemnify, save harmless and defend (if requested by the Corporation) the Corporation, its directors, officers, employees, contractors, affiliates and agents from and against any and all liabilities, claims, penalties, forfeitures and suits (“Liabilities”) and the costs and expenses incident thereto (including costs of defense, settlement and reasonable attorneys’ fees) (“Costs”), which they or any of them may hereafter incur, become responsible for or pay out as a result of death or bodily injuries to any person, destruction or damage to any property, contamination of or adverse effects on the environment, or any violation of laws, regulations or orders, caused by or arising out of, in whole or in part, Contractor’s obligations under this Contract, or arising from the breach of any representation or warranty made by Contractor herein except to the extent such Liabilities and Costs arise from the willful misconduct or gross negligence of the Corporation.
15. PAYMENT.
     (a) Upon the submission of an acceptable invoice and subject to acceptance by the Corporation of the Supplies covered thereby, the Corporation shall pay the Contractor the Contract Price for such Supplies, to the extent that the Contractor has not been previously paid therefor.
16. INVOICES.
     (a) Unless otherwise specifically provided elsewhere in this Contract, the Contractor shall submit one invoice upon each delivery of Supplies.
     (b) Invoices shall be submitted to the attention of the Corporation’s Accounts Payable Group at the address shown on the face of the Contract.
     (c) Only invoices that are determined by the Corporation to be acceptable will be processed for payment. Invoices must include:
     (i) The Contractor’s name and address;
     (ii) Invoice date;
     (iii) Contract number and line item number;
     (iv) Description, quantity, unit of measure, unit price and extended price of Supplies delivered;
               (v) All federal, state and local taxes which must be paid by the Contractor (i.e. those taxes that the Corporation does not pay directly to a State or Commonwealth on its direct payment permits);
               (vi) Shipping number and date of shipment including the bill of lading number and weight of shipment if shipped other than F.O.B. Destination;
     (vii) Terms of any prompt payment discount offered;
     (viii) Name, title and mailing address of person or office to whom payment is to be sent;
     (ix) Name, title, phone number and mailing address of person to be notified in event of an unacceptable invoice; and
     (x) Any information or document required by the other requirements of this Contract.
     (d) If any invoice is determined to be unacceptable, the Corporation shall notify the Contractor of the defect within a reasonable time after receipt of the invoice by the Accounts Payable Group.

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17. TAXES.
     (a) Sales and Use Tax. The Contractor agrees that the prices, fees, charges (including expenses for which the Contractor seeks reimbursement to or other consideration (such prices, fees, charges and other consideration being referred to herein as “Consideration”)) to be paid by the Corporation under the Contract shall not include any state sales or use taxes which shall be paid directly by the Corporation. Any state sales or use taxes applicable to this Contract for Supplies delivered in Ohio or Kentucky shall be paid directly to the State by the Corporation on a Direct Payment Permit. If Supplies are delivered in other states, sales or use taxes may be paid by the Contractor and billed to the Corporation.
     (b) Prices Include Taxes. Except for taxes in Subparagraph (a) of this Paragraph, the Contractor agrees that amounts payable as Consideration under the Contract include all applicable federal, state and local taxes, duties and governmental charges (“Taxes”) that the Contractor is legally obligated to charge to, and collect from, the Corporation. Taxes shall be listed separately on any invoice for Supplies provided under this Contract. The Contractor shall take any steps reasonably requested by the Corporation to lawfully minimize the Corporation’s liability for taxes.
     (c) Exclusive Liability for Certain Taxes. The Contractor hereby assumes sole and exclusive liability for income, franchise or other taxes associated with the Contractor’s business operations and for all taxes and/or contributions, however they may be designated, the payment of which may be required under the Federal Social Security Act and under unemployment insurance laws or unemployment compensation laws, however they may be designated, of the several states, with respect to employees employed by the Contractor in the performance of services subject to this Contract.
     (d) Disclosure. The Corporation (and each employee, representative, or other agent of the Corporation) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Corporation relating to such tax treatment and tax structure.
18. CONTRACT MANAGEMENT.
     (a) Buyer. Unless otherwise stated in this Contract, any action that may be taken by the Corporation in this Contract may only be taken by the Buyer (such action shall bind the Corporation unless it exceeded the authority of the Buyer or violates applicable law or governmental regulations). In addition to the foregoing authority, the Buyer may also take any action expressly reserved for the Technical Representative (as described in subparagraph (b) of this Paragraph), if any, and may override any decision of the Technical Representative. All actions taken by the Buyer shall bind the Corporation unless such actions exceed the authority of the Buyer or violates applicable law or governmental regulations. The Buyer may replace the Technical Representative and shall provide written notice thereof to the Contractor.
     (b) Technical Representative. The Technical Representative, if one is designated elsewhere in this Contract, shall be authorized to provide Technical Direction (as defined in Subparagraph (c)) relating to the performance of the Contractor’s obligations under this Contract. All actions taken by the Technical Representative prior to his or her replacement hereunder shall bind the Corporation unless such action exceeded the authority of the Technical Representative under this Contract or violates applicable law or governmental regulations. If no Technical Representative is designated in this Contract, all actions shall be taken by the Buyer.

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     (c) Technical Direction. (i) The Contractor’s performance of this Contract shall be subject to the Technical Direction of the Technical Representative if one is so designated or the Buyer if a Technical Representative is not designated. “Technical Direction” includes, without limitation: (A) directions to the Contractor that shift work emphasis between work areas of this Contract, require pursuit of certain lines of inquiry, fill in details or otherwise serve to accomplish performance of this Contract; (B) provision of written information to the Contractor that assists in the interpretation of drawings, specifications or technical portions of this Contract; and (C) review and acceptance, on the Corporation’s behalf, of anything required to be provided by the Contractor under this Contract; provided, however that none of the foregoing Technical Direction shall be deemed to alter the status of the Contractor as an independent contractor and in no event may any Technical Direction alter or modify the terms and conditions of this Contract without the prior written consent of Contractor.
          (ii) All Technical Direction must be within the scope of this Contract and significant Technical Direction shall be issued in writing by the Technical Representative or the Buyer. Any Technical Direction issued pursuant to this Subparagraph (c) shall not result in any additional payment to the Contractor. The Technical Representative does not have the authority to, and may not, issue any Technical Direction that: (A) requires additional services outside of the scope of this Contract; (B) alters any written performance schedule included in the Contract or agreed to by the Buyer; (C) changes the terms of this Contract; or (D) interferes with the Contractor’s right to perform its obligations in accordance with this Contract.
          (iii) The Contractor shall proceed promptly to perform any Technical Direction issued by the Technical Representative in the manner prescribed by and within the Technical Representative’s authority. If, in the opinion of the Contractor, any Technical Direction violates Subparagraph (c)(ii) of this Paragraph, the Contractor shall: (A) notify the Buyer in writing promptly after receipt of any such Technical Direction; (B) request in writing that the Buyer modify this Contract accordingly; and (C) unless otherwise directed by the Buyer, continue performance of this Contract without complying with the Technical Direction in question, pending a decision by the Buyer. Upon receiving any such notification from the Contractor, the Buyer shall: (X) advise the Contractor in writing as soon as possible after receipt of the Contractor’s letter that the Technical Direction is within the scope of this Contract and does not constitute a change; or (Y) advise the Contractor in writing within a reasonable time that the Corporation shall modify this Contract in accordance with the Paragraph entitled “Contract Modifications.” Any disagreement between the Corporation and the Contractor regarding the Buyer’s determination of whether a Technical Direction is within the scope of this Contract or whether, or in what amount, to allow for an equitable adjustment, shall be resolved in accordance with the Paragraph entitled “Dispute Resolution.”
19. CONTRACT MODIFICATIONS.
The Buyer may at any time by written order and without advance notice or notice to any sureties, make changes within the general scope of this Contract. If any such modification results in a change in the cost of, or the time required for, performance of this Contract (including any delay or postponement of the schedule for purchase of Casings by Corporation), Corporation and Contractor shall in good faith mutually agree upon an equitable adjustment to the Contract Price, delivery schedule or other affected Contract terms; provided, that the Contractor has requested an equitable adjustment within thirty (30) days from receipt of the written order and prior to final payment under this Contract. A dispute involving any equitable adjustment shall not excuse the

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Contractor from performing the Contract, as modified, so long as Corporation is negotiating the equitable adjustment in good faith.
20. DISPUTE RESOLUTION.
     (a) Mutual Agreement. Any controversy or claim (a “Dispute”) between the Parties arising out of or relating to this Contract, or the breach, termination or validity hereof that is not resolved by mutual agreement shall be decided by the Buyer. The Buyer shall, in writing, notify the Contractor of its final decision (“Final Decision”) and designate such notice as the “Final Decision Notice.” In the event the Contractor disagrees with the Buyer’s Final Decision, the Contractor shall notify the Buyer of its disagreement within thirty (30) days after receipt of the Final Decision Notice; otherwise, the Final Decision shall be final and no action shall lie against the Corporation arising out of said Dispute.
     (b) Disputes Subject to Arbitration. In the event the Contractor notifies the Buyer of its disagreement with the Final Decision within the time period in Subparagraph (a) of this Paragraph, the Dispute shall be finally settled by binding arbitration in accordance with the CPR Non-Administered Arbitration Rules (the “Rules”) as in effect on the effective date of this Contract, as modified by this Paragraph, and by a single arbitrator appointed in accordance with the Rules. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1 et seq., (the “Act”) and shall be held in Columbus, Ohio or Indianapolis, Indiana, as determined by the Buyer.
     (c) Hearings and Award. To the extent feasible (as determined by the arbitrator), all hearings shall be held within ninety (90) days following the appointment of the arbitrator. At a time designated by the arbitrator, each Party shall simultaneously submit to the arbitrator and exchange with the other Party its final proposal for damages and/or any other applicable remedy. Either Party may elect by notice given no later than ten (10) days after appointment of the arbitrator to require that, in rendering the final award, the arbitrator shall be limited to choosing the award proposed by a Party without modification. In no event shall the arbitrator award damages inconsistent with any of the terms and conditions of this Contract. Absent (i) a determination by the arbitrator that extraordinary circumstances require additional time or (ii) agreement of the Parties, the arbitrator shall issue the final award no later than thirty (30) days after completion of the hearings. Judgment on any award may be entered in any court having jurisdiction thereof.
     (d) Confidentiality. The fact that either Party has invoked the provisions of this Paragraph, and the proceedings of, and award resulting from, an arbitration hereunder shall be considered to be confidential information subject to the confidentiality provisions of this Contract.
     (e) Arbitration Award Binding Upon Successors. This agreement to arbitrate and any award made hereunder shall be binding upon the successors and assigns and any trustee or receiver of each Party.
21. TERMINATION AND SUSPENSION OF THIS CONTRACT.
     (a) Termination or Suspension. The Corporation may terminate or suspend this Contract, in whole or in part, (i) at the Corporation’s discretion, upon forty-five (45) days prior written notice to the Contractor or (ii) if the Contractor Defaults (as defined in Subparagraph (b) of this Paragraph) and, where a right of cure is provided, fails to cure such Default within the applicable

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cure period, if one is provided, or if none is provided, forty-five (45) days (unless extended in writing by the Buyer) after receiving notice from the Buyer specifying the Default.
     (b) Definition of Default. “Default” includes: (i) the Contractor is adjudged bankrupt or insolvent; (ii) the Contractor makes a general assignment for the benefit of its creditors; (iii) a trustee or receiver is appointed for the Contractor or any of its property; (iv) the Contractor files a 30-day cure petition to take advantage of any debtor’s act or to reorganize under the bankruptcy or similar laws; (v) the Contractor fails to make prompt payments to subcontractors or suppliers for labor, materials or equipment (except to the extent a good faith dispute exists with any such person provided Contractor promptly obtains a full release of any liens or attachments claimed in any property, materials or equipment to be delivered under the Contract or necessary to perform the Contract); or (vi) except to the extent caused by Force Majeure, the Contractor fails to make progress in the work so as to endanger performance of this Contract, (vii) the Contractor fails to cure a defect that it is required to cure under the provisions of this Contract, (viii) the Contractor breaches in any material respect any warranty or representation made in this Contract; or (ix) the Contractor breaches any other term of this Contract and such breach has or could have a material adverse effect on the performance of this Contract. Force Majeure shall excuse a Default by the Contractor under item (vi) if the Contractor promptly gives notice to the Buyer of the effect of such Force Majeure on performance of this Contract and the likely duration thereof, if reasonably known, and keeps the Buyer informed of any changes in such circumstances, including when such Force Majeure ends; Provided, the Contractor uses all reasonable efforts to continue to perform this Contract, to remedy the circumstances constituting the Force Majeure and to mitigate the adverse effects of such Force Majeure on performance of this Contract. For these purposes, “Force Majeure” means an unforeseeable occurrence beyond the reasonable control of the Contractor and without its fault or negligence such as, acts of God or the public enemy, acts of the U.S. Government in its sovereign capacity, fires, floods, epidemics, quarantine restrictions, unusually severe weather and any labor disputes, stoppages, slow-downs or strikes or material shortages.
     (c) Contractor’s Obligations Upon Termination or Suspension. (i) Upon the Corporation’s termination or suspension of this Contract, the Contractor shall (A) cease work on the terminated or suspended portions of this Contract on and as of the effective date of termination or suspension, and shall not incur further expenses in connection with the terminated or suspended portions of this Contract, until, in the event of suspension, the Buyer notifies the Contractor that the suspension has been lifted and that the Contractor may resume work; (B) continue to perform those portions of this Contract that are not terminated or suspended; (C) terminate and/or assign to the Corporation or to an affiliate, contractor or a supplier of the Corporation (at the Corporation’s discretion) all of the Contractor’s right, title and interest in subcontracts and purchase orders relating to the terminated or suspended portion of this Contract; (D) take actions necessary to protect, preserve and (in the case of a termination of this Contract) promptly transfer title to and possession of all work, materials and information (regardless of form), but not equipment or facilities owned by Contractor, related to performance of this Contract, to the Corporation or (if so directed by the Buyer) to an affiliate, contractor or a supplier of the Corporation; and (E) in the case of termination or suspension for any reason other than an uncured Default, provide supporting cost data as requested by the Corporation and to permit Corporation auditors access to all records within the Contractor’s custody or control and that of its subcontractors to verify such cost data in order to facilitate the determination of the appropriate compensation due to Contractor.

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          (ii) In the case of a termination of this Contract for any uncured Default, the Contractor shall also take all other actions necessary to enable the Corporation or an affiliate, contractor or supplier of the Corporation to complete performance of this Contract or, if requested by the Corporation, sell or transfer to the Corporation any work or material related to this Contract and equipment purchased with the Start-Up Fee and pay the proceeds of any such sale and deliver any such work, material or equipment to the Corporation. All such activities shall be at the Contractor’s cost.
          (iii) In the case of a termination of this Contract for an uncured Default, the Contractor shall pay (A) the Corporation’s reasonable costs (including reasonable attorney’s fees) incurred in negotiating and executing a contract with a replacement contractor or supplier to provide the Supplies which the Contractor failed to provide under the Contract (“Terminated Supplies”); and (B) the price charged by, and costs reimbursed to, such replacement contractor or supplier for such Terminated Supplies, but only to the extent such price and costs exceed the amount that would have been paid to the Contractor under this Contract for the Terminated Supplies; and the Contractor shall refund to the Corporation any amounts already paid for the Terminated Supplies. If the Corporation elects to produce the Terminated Supplies itself or through an affiliate, the Contractor shall reimburse the Corporation for the costs thereof; but only to the extent the cost exceeds the amount that would have been paid to the Contractor under this Contract for such Terminated Supplies. The Corporation may elect to delay payment of any amount due to the Contractor until the Corporation, its affiliate or the replacement contractor or supplier produce the Terminated Supplies.
     (d) The Corporation’s Obligations Upon Termination or Suspension. Upon the Corporation’s termination or suspension of this Contract for any reason other than an uncured Default, the Corporation shall pay (i) the Contractor’s actual, reasonable and verifiable costs and expenses, including reasonable indirect, overhead and administrative costs (which is mutually agreed by the Parties to be an amount equal to *****) as a consequence of such termination or suspension, (ii) any costs which the Corporation is required to reimburse the Contractor under this Contract, and (iii) all amounts due and payable to Contractor under this Contract for performance prior to the date of termination or suspension. Except as provided above, Corporation shall not be liable for lost or anticipated profit or unabsorbed indirect costs or overheads; provided, however, notwithstanding anything in this Contract to the contrary, Corporation shall be obligated to pay Contractor, upon termination or suspension for any reason other than an uncured Default (x) prior to completion of the Casing production facility actual costs incurred or obligated to be paid for such facility up to $***** or (y) on or after completion of the Casing production facility an additional amount equal to $*****. In no event, shall the Corporation’s liability for all such termination expenses exceed the unpaid balance that would have been payable by Corporation if both Parties had fully performed under this Contract through the scheduled expiration date of this Contract The right of reimbursement and compensation set forth herein shall be the Contractor’s exclusive remedy in the event of such termination or suspension. Upon the Corporation’s payment to the Contractor in accordance with this Subparagraph, title to any completed Supplies, manufacturing materials and other things for which the Corporation has paid (other than any equipment) shall vest in the Corporation, and the Contractor shall protect and preserve the property in its possession in which the Corporation has an interest and, upon the Buyer’s direction, deliver same to the Corporation (at Corporation’s expense). Alternatively, at the Buyer’s option, the Contractor shall attempt to sell or dispose of all or part of the same,

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whereupon the Corporation shall be entitled to the benefits of any value received (less any expenses of sale which shall be retained by Contractor).
     (e) Limitation of Liability. The Corporation shall in no event have any liability to the Contractor for incidental, consequential, special, indirect or other damages except as provided in paragraph (d) above.
     (f) Other Remedies. Nothing herein shall be deemed to limit any other remedy that the Corporation or Contractor may have under this Contract or applicable law.

22. APPLICABLE LAW.
This Contract shall be governed by the laws of the laws of the State or the Commonwealth from which this Contract was awarded. In no event shall the U.N. Convention on the International Sale of Goods apply to this Contract.
23. COMPLIANCE WITH LAWS.
     (a) The Contractor shall comply with all applicable federal, state and local laws, rules, regulations, orders, codes and standards in performing this Contract. The cost of such compliance shall be borne by the Contractor.
     (b) The Vendor represents that each chemical substance constituting or contained in the Supplies sold or otherwise transferred to the Corporation hereunder is on the list of chemical substances compiled and published by the Administrator of the Environmental Protection Administration pursuant to the Toxic Substances Control Act (15 U.S.C., Sec. 2601 et seq.) as amended.
     (c) The Vendor shall provide to the Corporation with each delivery any Material Safety Data Sheet applicable to the Supplies in conformance with and containing such information as required by the Occupational Safety and Health Act of 1970 and regulations promulgated thereunder, or its state approved counterpart.
24. FURNISHED PROPERTY.
     (a) The Corporation may provide to the Contractor property owned or controlled by the Corporation (“Furnished Property”). Furnished Property shall be used only for the performance of the Work.
     (b) Title to Furnished Property shall not pass to Contractor. The Contractor shall clearly mark (if not so marked) all Furnished Property to show that it is Furnished Property. The Contractor, as part of the Work, shall (i) provide approved storage facilities for Furnished Property and (ii) unload, provide receipts for, and store all such Furnished Property. If such items are already in storage, the Contractor shall take custody of them when directed by the Buyer or his designee. The Contractor shall check, account and care for, and protect such items in accordance with good commercial practice and in the same manner as if such items were to be furnished by the Contractor under this Contract.
     (c) Except for reasonable wear and tear or expected consumption of the Furnished Property in the performance of the Work, the Contractor shall be responsible for, and shall promptly notify the Corporation of, any loss or destruction of, or damage to, Furnished Property. The Contractor shall be liable for loss or destruction of, or damage to, Furnished Property and for expenses incidental to such loss, destruction or damage or replacement or repair of such property.
     (d) At the Buyer’s request and/or upon completion or term of this Contract, the Contractor shall submit in a form acceptable to the Buyer, inventory lists of Furnished Property and shall deliver

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or make such other disposal of Furnished Property as may be directed by the Buyer, at Corporations’ expense.
25. NON WAIVER OR DEFAULT.
Any failure by the Corporation at any time, or from time to time, to enforce or require the strict keeping and performance of any of the terms or conditions of this Contract shall not constitute a waiver of such terms or conditions and shall not affect or impair such terms or conditions in any way nor the right of the Corporation.
26. SURVIVAL.
Upon expiration or termination (for any reason) of this Contract, all provisions of this Contract dealing with conflicts of interest, intellectual property, confidentiality, proprietary data and ownership rights, termination or suspension rights of either Party, as well as the provisions of the Paragraphs hereof entitled “Contractor’s Representations,” “Indemnification” “Termination and Suspension of This Contract” and “ Waiver for Claims Due to Nuclear Incidents” and any other provision of this Contract that expressly states that it will survive expiration or termination hereof, shall survive and remain binding upon the Parties hereto and upon their successors and assigns.
27. HEADINGS.
The headings and subheadings of the Paragraphs contained in this Contract are inserted for convenience only and shall not affect the meaning or interpretation of this Contract or any provision hereof.
28. CONTRACTOR STATUS.
The Contractor is an independent Contractor. Without limiting (a) the Corporation’s right to provide Technical Direction as set forth in the Paragraph entitled “Contract Management” or (b) any requirement in this Contract regarding subcontractors and consultants, the Corporation shall have no right to control or direct the details, means or methods by which the Contractor performs this Contract. The Contractor is not authorized to act for, or enter into any agreement on behalf of, the Corporation without written authorization therefor.
29. THIRD PARTY BENEFICIARIES.
Except as provided in the Paragraph entitled “Waiver for Claims Due to Nuclear Incidents,” nothing in this Contract shall be interpreted as creating any right of enforcement of any provision herein by any person or entity that is not a Party to this Contract.
30. SEVERABILITY.
If any provision of this Contract is held invalid by a court of competent jurisdiction, such provision shall be severed from this Contract and, to the extent possible, this Contract shall continue without effect to the remaining provisions.
31. PRECEDENCE.
Any inconsistencies in this Contract shall be resolved in accordance with the following descending order of precedence: (a) face of the Contract and Articles I-XXVIII, (b) the General Terms and Conditions herein, (c) Specifications and (d) Drawings.

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32. CONFIDENTIALITY.
     (a) Information, in any form whether written, electronic oral or other, developed by, communicated to, or acquired (including by observation) by Contractor in the performance of the Work as well as the contents of this Contract (collectively “USEC Proprietary Information”), is of a highly confidential and proprietary nature. Without the Corporation’s prior written consent, Contractor shall not (1) use any such USEC Proprietary Information for any purpose except to perform the Work under this Contract; or (2) disclose in any manner (oral, written or otherwise) any such USEC Proprietary Information either during or after the term of this Contract to any persons, other than (i) Contractor’s employees who have a need for access to such USEC Proprietary Information in order to perform the Work under this Contract provided they are advised of the proprietary nature of the information, and are bound by a written agreement or by a legally enforceable code of professional responsibility to protect the confidentiality of the Proprietary Information; or (ii) other persons including subcontractors of Contractor who may be designated by the Corporation to work with Contractor. Contractor shall require in legally binding agreement that each of its subcontractors maintain the confidentiality of USEC Proprietary Information in the same manner as required in this Paragraph entitled “Confidentiality” and that the Corporation may enforce such agreement.
     (b) The restrictions in this Paragraph entitled “Confidentiality” do not apply to information which:
          (i) is in the public domain as of the date this Contract was awarded to Contractor or enters the public domain thereafter other than through a breach hereof by Contractor,
          (ii) is disclosed to Contractor by a third party that is legally entitled to disclose such information,
          (iii) was known by Contractor prior to its receipt from the Corporation, or is developed by Contractor independently of Contractor’s Work under this Contract or any disclosures by the Corporation to Contractor of such information, or
          (iv) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards.
     (c) All Contractor Work Product and Corporation Technology shall be the property of the Corporation and treated by Contractor and its subcontractors as USEC Proprietary Information. Unless directed by the Corporation otherwise, Contractor may maintain a reasonable number of copies of Contractor Work Product for archival purposes only. All retained copies of Contractor Work Product shall be marked as confidential and protected from disclosure to third persons in accordance with the provisions of this Paragraph entitled “Confidentiality” for so long as Contractor retains such copies.
     (d) If Contractor receives a request for USEC Proprietary Information pursuant to Section (b)(iv) of this Paragraph or is otherwise required by law to disclose USEC Proprietary Information, Contractor shall promptly notify the Corporation of such request prior to any disclosure by Contractor (unless such notification or disclosure is prohibited by applicable law, regulation or order). If the Corporation determines that such USEC Proprietary Information (or portions thereof) should not be disclosed, Contractor shall assist the Corporation (i) obtain relief from the requested disclosure or (ii) secure confidential treatment and minimization of any such USEC Proprietary Information that must be disclosed to the governmental authority.

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     (e) Subject to applicable law, Contractor shall not issue any press release or make any public statement regarding this Contract or performance hereunder without the prior written approval of the Corporation.
     (f) Contractor agrees that (i) violation of this Paragraph entitled “Confidentiality” would cause irreparable harm to the Corporation which could not be adequately remedied by damages; and (ii) injunctive or other equitable relief is an appropriate remedy for violation of this Paragraph. Contractor also agrees to waive any requirement for the securing or posting of any bond by the Corporation in connection with such a remedy.
     (g) If Contractor has previously executed a confidentiality agreement with the Corporation, the terms and conditions of this Paragraph entitled “Confidentiality” shall not be interpreted or construed to replace, modify or diminish the requirements of said confidentiality agreement, but shall be in addition thereto. In the event of a conflict, the more restrictive requirements shall apply.
33. INTELLECTUAL PROPERTY.
     (a) All inventions, discoveries, improvements, documents, drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, data and memoranda of every description, including material maintained in any form or medium, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (whether or not patentable, or copyrightable that are conceived or first actually reduced to practice or first prepared by Contractor, its personnel or its subcontractor(s), in the performance of the Work or prepared at the Corporation’s expense (collectively, “Contractor Work Product”) shall be the property of the Corporation and treated by Contractor and its subcontractor as confidential USEC Proprietary Information. Unless directed by the Corporation otherwise, Contractor may maintain a reasonable number of copies of Contractor Work Product for archival purposes only. All retained copies shall be marked as confidential and protected from disclosure to third persons in accordance with the provisions of the Paragraph of this Contract entitled “Confidentiality” for so long as Contractor retains such copies.
     (b) The Corporation shall acquire all of Contractor’s right, title and interest in and to all Contractor Work Product by written assignment or as a work for hire. Contractor hereby assigns all its right, title and interest in such Contractor Work Product to the Corporation, and Contractor shall execute any documents and otherwise assist in obtaining, maintaining, or enforcing the Corporation’s intellectual property rights in and to Contractor’s Work Product, as the Corporation may reasonably require to preserve the Corporation’s rights therein. No additional compensation shall be paid to Contractor for, or as result of, providing such assistance. To the extent Contractor Technology (as defined below) is incorporated into Contractor Work Product, Contractor hereby grants to the Corporation a fully-paid, world-wide, non-exclusive, irrevocable, transferable, perpetual license to make, have made, use, sell, offer to sell, reproduce, prepare derivative works, perform and/or display publicly, and sublicense such Contractor Technology to the extent necessary for the Corporation to exercise its rights of ownership in Contractor Work Product. No additional compensation shall be paid to Contractor for, or as result of, such license.

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     (c) The Corporation acknowledges that Contractor may have created, acquired or otherwise have rights in (and may, in connection with the performance of the Work, employ, provide, modify, acquire or otherwise obtain rights in) various inventions, discoveries, improvements, data, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (collectively, the “Contractor Technology”). Contractor Technology shall not include any Contractor Work Product
     (d) Even if used in connection with the performance of the Work, Contractor Technology shall remain the property of Contractor and the Corporation shall acquire no right or interest in such property, except for the license provided in Subparagraph (b) above in respect of Contractor Technology incorporated into Contractor Work Product. Similarly, property of the Corporation (including, without limitation, the Corporation Technology(as defined below) and any equipment, material, hardware and software of the Corporation) shall remain the property of the Corporation and Contractor shall acquire no right or interest in such property.
     (e) The term “Corporation Technology” means all inventions, discoveries, improvements, documents, drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, data and memoranda of every description, including material maintained in any form or medium, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (whether or not patentable, or copyrightable) owned by, or licensed to the Corporation or to which the Corporation otherwise has rights to use or possess.
     (f) Nothing in this agreement shall be construed as expressly or impliedlly granting a license to Contractor of any Corporation Technology, including without limitation intellectual property rights, except for the limited purpose of performing its Work under the Contract.
34. SECURITY OF CLASSIFIED INFORMATION AND CONTROLLED AREAS.
     (a) Classified Information Access. (i) “Classified Information” means any information or material, regardless of its physical form or characteristics, that has been determined pursuant to Executive Order 12356 or prior Executive Orders to require protection against unauthorized disclosure, and which is so designated; and all data concerning design, manufacture or utilization of atomic weapons, the production of special nuclear material, or the use of special nuclear material in the production of energy, but shall not include the data declassified or removed from the Restricted Data category pursuant to Section 142 of the Atomic Energy Act of 1954, as amended (the “AEA”) unless protected under Section 142d of the AEA.
          (ii) Security Clearance. The Parties recognize that the Department of Energy (“DOE”) or the Nuclear Regulatory Commission may determine security classifications and issue security clearances required for performance of all or part of this Contract. Contractor shall follow the applicable rules and procedures of DOE, NRC and other responsible governmental authorities regarding access to and safeguarding of Classified Information, security clearances and other security matters, including the requirements of DOE Acquisition Regulations (the “DEAR”) (see 48 C.F.R Chapter 9) 952.204-2, Security, DEAR 952.204-70 Classification/Declassification, 10

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C.F.R. 95, and the procedures with respect to Foreign Ownership Control and Interest (“FOCI”) in DEAR 904.7000 et seq. and DEAR 952.204-73, Facility Clearance. Contractor shall not permit any individual to have access to any level or category of classified information, except in accordance with applicable laws and procedures. Contractor shall not be granted access to any classified information until the Buyer has notified Contractor that such access has been approved by a DOE FOCI determination.
     (b) Site Access. Certain Corporation Facilities are each enclosed by a perimeter fence establishing a controlled area. At the time of initial entrance to the site, Contractor’s employees shall report to the applicable badge office for security processing. Processing of Contractor’s employees will be done without charge to Contractor. All Contractor employees performing hereunder must be United States citizens. If naturalized, proper evidence must be furnished. All employees must have picture identification with them upon arrival at the applicable badge office. Unless informed by the Buyer of a different procedure, Contractor shall ensure that, once issued, badges are worn by Contractor’s employees at all times while on site. The continued presence of Contractor’s employees on-site is subject to review by the Corporation, DOE and/or other Corporation or DOE contractors based upon a check of appropriate records of law enforcement agencies.
     (c) Technology Transfer Controls. Even if not classified, information related to enrichment, an enrichment facility or a component of an enrichment facility, are subject to U.S. Government restrictions on technology transfers, including, but not limited to, those found in 10 C.F.R. parts 110, 810, or 1017 or 15 C.F.R. part 779. Accordingly, Contractor shall not disclose such information in any manner inconsistent with any such U.S. Government restriction. Further, Contractor shall not use, nor permit any subcontractor to use, any non-U.S. national or non-U.S. owned entity in connection with (i) delivery to, or work at, a controlled area or (ii) Work involving information, Work or goods that are subject to U.S. government control, without first ensuring that such activities fully comply with all applicable restrictions.
     (d) Foreign Nationals. Foreign nationals are not permitted to perform work at Corporation Facilities without prior written permission from the Buyer. Written requests for use of foreign nationals must be submitted to the Buyer at least ten (10) weeks prior to their anticipated work date. Failure of the Buyer to approve the use of a foreign national shall not constitute excusable delay nor entitle Contractor to an increase in the Contract Price.
35. WAIVER FOR CLAIMS DUE TO NUCLEAR INCIDENTS.
Certain of the Corporation’s contracts with its customers require the Corporation to seek from its suppliers a waiver of any claim against the Corporation’s customers for loss, damage or loss of use of, property resulting from a nuclear incident (as defined in Section 11 of the Atomic Energy Act of 1954, as amended) (the “AEA”) at the Corporation Facility. To facilitate the Corporation’s compliance with the foregoing requirement, Contractor hereby waives any such claims it may now or hereafter have against any and all of the Corporation’s customers (but not against the Corporation) resulting from a nuclear incident at the Corporation Facility to the extent such customers have also waived such claims against Contractor. Contractor shall include this Paragraph in any subcontract entered into by Contractor in connection with this Contract and shall require that this Paragraph be included in all lower tier subcontracts.
36. REPRESENTATION CONCERNING NUCLEAR HAZARDS INDEMNIFICATION AGREEMENT.

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The Corporation shall not be liable to Contractor or its subcontractors for any loss or damage that they or any of them may suffer as a result of a nuclear incident (as defined in Section 11 of the AEA), at a Corporation Facility nor shall the Corporation indemnify Contractor or its subcontractors for public liability (as defined in the AEA) arising from such a nuclear incident. However, the Corporation represents that there is an indemnity agreement, entered into by the Corporation with the United States Department of Energy under the authority of Section 170 of the AEA for the areas leased by the Corporation from DOE at the Portsmouth, Ohio and Paducah Kentucky Gaseous Diffusion Plants and the K-1600 facility at the East Tennessee Technology Park in Oak Ridge Tennessee. Under such indemnity agreement, the Department of Energy has indemnified the Corporation and other persons indemnified under the AEA against claims for public liability brought against them arising out of in connection with activities under the Corporation’s lease of the GDPs or K-1600 from the Department of Energy (“DOE”). The indemnity applies to covered nuclear incidents which (a) take place at one of the Gaseous Diffusion Plants or the K-1600 facility arising out of, or in connection with, activities under the lease; or (b) occur during uninterrupted transportation within the United States of source, special nuclear or byproduct material (all as defined under Section 11 of the AEA), to or from one of the GDPs or the K-1600 facility in connection with, or arising out of, activities under the lease. The obligation of the Department of Energy to indemnify is subject to the conditions stated in the indemnity agreement and the AEA.